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                                                                      EXHIBIT 18

December 3, 2002


To the Board of Directors of
Evans Systems, Inc.

We have audited the consolidated financial statements included in Evans Systems, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2002 and issued our report thereon dated December 3, 2003. Note 2 to the consolidated financial statements describes a change in the Corporation's method of determining the cost of inventories from the last-in, first out to the first-in, first-out method. It should be understood that the preferability of one acceptable method of accounting inventory over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgment. Based on our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for inventories in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,

/s/ Stephenson & Trlicek, P.C.
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Stephenson & Trlicek, P.C.
Wharton, Texas